Exhibit 10.2

MNPA Waiver

Execution Version

ULTRA RESOURCES, INC.

WAIVER AND AMENDMENT

TO MASTER NOTE PURCHASE AGREEMENT, NOTES AND

SUPPLEMENTS

Dated as of March 1, 2016

Re:

$200,000,000 5.92% Senior Notes, Series 2008-B, due March 1, 2018

$62,000,000 7.31% Senior Notes, Series 2009-A, due March 1, 2016

$173,000,000 7.77% Senior Notes, Series 2009-B, due March 1, 2019

$116,000,000 4.98% Senior Notes, Series 2010-A, due January 27, 2017

$207,000,000 5.50% Senior Notes, Series 2010-B, due January 28, 2020

$87,000,000 5.60% Senior Notes, Series 2010-C, due January 28, 2022

$90,000,000 5.85% Senior Notes, Series 2010-D, due January 28, 2025

$315,000,000 4.51% Senior Notes, 2010 Series E, due October 12, 2020

$35,000,000 4.66% Senior Notes, 2010 Series F, due October 12, 2022

$175,000,000 4.91% Senior Notes, 2010 Series G, due October 13, 2025

ULTRA RESOURCES, INC.

$200,000,000 5.92% Senior Notes, Series 2008-B, due March 1, 2018

$62,000,000 7.31% Senior Notes, Series 2009-A, due March 1, 2016

$173,000,000 7.77% Senior Notes, Series 2009-B, due March 1, 2019

$116,000,000 4.98% Senior Notes, Series 2010-A, due January 27, 2017

$207,000,000 5.50% Senior Notes, Series 2010-B, due January 28, 2020

$87,000,000 5.60% Senior Notes, Series 2010-C, due January 28, 2022

$90,000,000 5.85% Senior Notes, Series 2010-D, due January 28, 2025

$315,000,000 4.51% Senior Notes, 2010 Series E, due October 12, 2020

$35,000,000 4.66% Senior Notes, 2010 Series F, due October 12, 2022

$175,000,000 4.91% Senior Notes, 2010 Series G, due October 13, 2025

As of March 1, 2016

To each of the Noteholders

Named in Annex 1 hereto:

Ladies and Gentlemen:

ULTRA RESOURCES, INC., a Wyoming corporation (the “Company”), hereby agrees with each of you as follows:

1.	PRIOR ISSUANCE OF NOTES, ETC.

The Company is party to a Master Note Purchase Agreement dated as of March 6, 2008, as supplemented by (i) the First Supplement to Master Note Purchase Agreement, dated as of March 6, 2009, by and among the Company and the purchasers named in Schedule A thereto (as supplemented, amended, restated or otherwise modified from time to time (except as otherwise provided herein), the “First Supplement”), (ii) the Second Supplement to Master Note Purchase Agreement, dated as of January 28, 2010, by and among the Company and the purchasers named in Schedule A thereto (as supplemented, amended, restated or otherwise modified from time to time (except as otherwise provided herein), the “Second Supplement”) and (iii) the Third Supplement to Master Note Purchase Agreement, dated as of October 12, 2010, by and among the Company and the purchasers named in Schedule A thereto (as supplemented, amended, restated or otherwise modified from time to time (except as otherwise provided herein), the “Third Supplement”, and together with the First Supplement and the Second Supplement, collectively, the “Supplements”) (as supplemented and as may be further supplemented, amended, restated or otherwise modified from time to time, the “Master Note Purchase Agreement”). The Company represents and warrants to each of you that the register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 hereto (collectively, the “Noteholders”) is currently a holder of the aggregate principal amount of the Notes of each series indicated in such Annex 1.

2.	AMENDMENTS; waiver; FEE; COVENANTS.

Subject to the satisfaction of the conditions set forth in Section 4 of this Agreement, the parties hereto agree with each other that:

2.1.	Overdue Interest; Overdue Principal.

(a)          Notwithstanding any provision to the contrary in the Master Note Purchase Agreement, or any Note or Supplement, in each case as in effect immediately prior to the execution and delivery of this Agreement, the interest payment (the “Overdue Interest”) in respect of each of the Notes that would otherwise be due on March 1, 2016, and the payment of principal (the “Overdue Principal”) in respect of the Series 2009-A Notes that would otherwise be due on March 1, 2016, shall, in each case, be due on the Termination Date; provided that (i) the Overdue Interest and the Overdue Principal shall each bear interest at the Default Rate applicable thereto for the period from and including March 1, 2016 to but excluding the date of payment of such Overdue Interest or Overdue Principal, as the case may be, (ii) the outstanding principal amount of all Notes (other than the Overdue Principal) shall bear interest as provided in the applicable Ultra Resources Financing Agreements and (iii) the interest accruing pursuant to the foregoing clause (i) shall be payable on the Termination Date, and after the Termination Date, on demand.

(b)	“Termination Date” means the earlier of

(i)	April 30, 2016 and

(ii)	the first to occur (without any notice thereof to or from any Person) of

(A)         an Event of Default (it being understood that no Event of Default shall arise in respect of the Company’s failure to pay Overdue Interest and Overdue Principal, or in respect of the provisions waived pursuant to Sections 2.2, until the Termination Date),

(B)         a payment of any kind by any Ultra Entity in respect of the Holdco Bonds or the Credit Agreement (in each case, whether for interest, principal, fees or otherwise), other than payments of reasonable fees and expenses of professional advisors to the holders of Holdco Bonds or to the lenders under the Credit Agreement,

(C)         the purchase, exchange or tender by any Ultra Entity of any Holdco Bonds or any Indebtedness outstanding under the Credit Agreement,

(D)         any grant of collateral, guarantees or any other credit support by any Ultra Entity in favor of any one or more holders of Holdco Bonds or Indebtedness under the Credit Agreement,

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(E)         any payment of dividends or other distributions on the Company’s capital stock or any payment of any Indebtedness or other obligations owing to the Parent or any subsidiary of the Parent (other than the Company and its Subsidiaries) by the Company or any of its Subsidiaries,

(F)         the making of any loans or advances to the Parent or any subsidiary of the Parent (other than the Company and its Subsidiaries) by the Company or any of its Subsidiaries or Affiliates,

(G)         the sale, lease or transfer of any property or assets to the Parent or any subsidiary of the Parent (other than the Company and its Subsidiaries) by the Company or any of its Subsidiaries or Affiliates,

(H)         any amendment or other modification to (1) the Credit Agreement (other than the Credit Agreement Limited Waiver Agreement) or (2) the Indenture dated as of December 12, 2013, between the Parent and U.S. Bank National Association, as trustee, or the Indenture dated as of September 18, 2014, between the Parent and U.S. Bank National Association, as trustee (collectively, the “Holdco Bond Indentures”) on or after the date hereof; provided, however, the foregoing shall not include any such amendment or other modification that is limited to a waiver or forbearance entered into by the Company or a Parent Guarantor in respect of a default or event of default or potential default or event of default under the Credit Agreement or the Holdco Bond Indentures,

(I)         the acceleration of the maturity of any Indebtedness outstanding under the Credit Agreement, or of any Holdco Bonds, or any action taken by the lenders under the Credit Agreement or the holders of the Holdco Bonds to enforce any payment rights or other obligations of any Ultra Entity under their respective debt documents,

(J)         the termination, amendment or modification of the forbearance provided for in the Credit Agreement Limited Waiver Agreement, or

(K)         any failure to comply with this Agreement including, without limitation, the failure to pay the costs and expenses referred to in Section 7(a) when due or the failure to comply with the requirements of Section 5.

The actions referred to in this clause (ii) shall be deemed to have occurred regardless of whether such actions are taken directly or indirectly. Any such action to which the Required Holders consent in writing shall be deemed not to cause the occurrence of the Termination Date.

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(c)          The 5 Business Day grace period provided for in Section 11(b) of the Master Note Purchase Agreement in respect of defaults in the payment of interest on the Notes shall be deemed to have expired on the Termination Date with respect to the Overdue Interest.

2.2.	Waiver. The Noteholders hereby waive, until the Termination Date:

(a)          compliance by the Company with Section 10.1 of the Master Note Purchase Agreement with respect to the period of four consecutive fiscal quarters ending on March 31, 2016;

(b)          any Event of Default arising under Section 11(f) of the Master Note Purchase Agreement as the result of the Company failing to pay interest due prior to the Termination Date in respect of the Indebtedness outstanding under the Credit Agreement; and

(c)          any Event of Default arising under Section 11(f) of the Master Note Purchase Agreement due to the Company’s failure to make timely payments or provide adequate assurance of performance under Rockies Express’s Rate Schedule FTS Service Agreement No. 553082 or the General Terms and Conditions of Rockies Express’s FERC Gas Tariff.

2.3.	No Other Amendments; Confirmation.

Except as expressly provided herein, (a) no terms or provisions of any Ultra Resources Financing Agreement are modified or changed by this Agreement, (b) all terms, conditions and covenants contained in the Ultra Resources Financing Agreements are hereby ratified and shall be and remain in full force and effect, and (c) the terms of this Agreement shall not operate as a waiver by any Noteholder of, or otherwise prejudice, any Noteholder’s rights, remedies or powers under any Ultra Resources Financing Agreement or under any applicable law.

2.4.	Amendment Fee.

In consideration of the amendments and waivers provided for in this Section 2, the Company shall pay to each Noteholder in cash, on the Termination Date, an amendment fee equal to the result of 10 basis points (0.10%) multiplied by the aggregate principal amount of Notes held by such Noteholder. The Company agrees that such fee shall be fully earned and vested upon the occurrence of the Effective Date.

2.5.	Restriction on Action.

Notwithstanding anything in this Section 2 or any other provision of this Agreement, solely for purposes of any provision in the Master Note Purchase Agreement or any Supplement that conditions permission for the Company or any Subsidiary to take or not take any action in the absence of any Default or Event of Default, Defaults and Events of Default shall be deemed to exist until the Termination Date and such permissions shall therefore not apply. (For the avoidance of doubt, such permissions shall not apply on and after the Termination Date if any Default or Event of Default shall actually exist at any such time.)

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2.6.	Bank Account.

The Company will maintain substantially all cash held by it or any Subsidiary at the Bank Account and only utilize such cash in the ordinary course of business (including, for the avoidance of doubt, payment of the fees and disbursements of the restructuring professionals retained by the Company, the Noteholders, the lenders under the Credit Agreement and the holders of the HoldCo Bonds.

3.	DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Master Note Purchase Agreement and the Supplements. In addition, the following capitalized terms used herein shall have the following meanings (or shall have the meanings ascribed to them in the Sections of this Agreement referenced below):

“Agreement” means this Waiver and Amendment to Master Note Purchase Agreement, Notes and Supplements.

“Amendments and Waivers” has the meaning ascribed to such term in Section 4.

“Bank Account” means one or more accounts in the name of the Company maintained at a bank that, based upon the Company’s reasonable knowledge, does not hold any Notes, Holdco Bonds or Indebtedness owing under the Credit Agreement.

“Company” has the meaning ascribed to such term in the introductory sentence hereof.

“Credit Agreement” means the Credit Agreement, dated as of October 6, 2011, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and certain other banks in their respective capacities as agent, bookrunner and/or arranger, and lender, and, except as otherwise specifically provided herein, as amended from time to time.

“Credit Agreement Limited Waiver Agreement” means the Limited Waiver Agreement dated March 1, 2016 in respect of the Credit Agreement, as in effect on the date hereof.

“Effective Date” has the meaning ascribed to such term in Section 4.

“Fee Agreement” means the fee agreement letter, dated as of October 1, 2015, by and among Morgan, Lewis & Bockius LLP, the Parent and the Company.

“Fee Agreement Supplement” means the letter, dated as of January 13, 2016, by and among Morgan, Lewis & Bockius LLP, the Parent and the Company, supplementing the Fee Agreement.

“First Supplement” has the meaning ascribed to such term in Section 1.

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“FTI Fee Agreement” means the fee agreement letter, dated as of December 23, 2015, by and among FTI Consulting, Inc., Morgan, Lewis & Bockius LLP, the Parent and the Company.

“Holdco Bond Indentures” has the meaning ascribed to such term in Section 2.1(b)(ii)(H).

“Holdco Bonds” means, collectively, the Parent’s (i) 5.750% Senior Notes due 2018 and (ii) 6.125% Senior Notes due 2024.

“Master Note Purchase Agreement” has the meaning ascribed to such term in Section 1.

“Material Lien” has the meaning ascribed to such term in Section 5.1(c).

“Noteholders” has the meaning ascribed to such term in Section 1.

“Notes” means, collectively, the Company’s 5.92% Senior Notes, Series 2008-B, due March 1, 2018, 7.31% Senior Notes, Series 2009-A, due March 1, 2016, 7.77% Senior Notes, Series 2009-B, due March 1, 2019, 4.98% Senior Notes, Series 2010-A, due January 27, 2017, 5.50% Senior Notes, Series 2010-B, due January 28, 2020, 5.60% Senior Notes, Series 2010-C, due January 28, 2022, 5.85% Senior Notes, Series 2010-D, due January 28, 2025, 4.51% Senior Notes, 2010 Series E, due October 12, 2020, 4.66% Senior Notes, 2010 Series F, due October 12, 2022 and 4.91% Senior Notes, 2010 Series G, due October 13, 2025.

“Overdue Interest” has the meaning ascribed to such term in Section 2.1.

“Overdue Principal” has the meaning ascribed to such term in Section 2.1.

“Parent Guarantors” means Ultra Petroleum Corp. a Yukon Territory of Canada corporation, and UP Energy Corporation, a Nevada corporation.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Second Supplement” has the meaning ascribed to such term in Section 1.

“Supplements” has the meaning ascribed to such term in Section 1.

“Termination Date” has the meaning ascribed to such term in Section 2.1.

“Third Supplement” has the meaning ascribed to such term in Section 1.

“Ultra Entity” means each of the Parent, the Company, any subsidiary of the Parent (including the Company and its Subsidiaries) and any Affiliate of any of the foregoing.

“Ultra Resources Financing Agreements” means this Agreement, the Master Note Purchase Agreement, the Supplements, the Notes and the Parent Guaranty.

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4.	CONDITIONS TO EFFECTIVENESS OF AMENDMENTS AND WAIVERS.

The provisions of Section 2.1 and Section 2.2 (the “Amendments and Waivers”) shall become effective as of the date of satisfaction of all of the following conditions (the “Effective Date”) so long as such date shall occur on or before March 1, 2016:

(a)          the Company and the Noteholders shall have executed and delivered this Agreement;

(b)          the Credit Agreement Limited Waiver Agreement shall be in form and substance satisfactory to the Noteholders, which satisfaction shall be evidenced by the release of their signature pages hereto, and shall have been executed and delivered by the parties thereto, and the forbearance provided for thereby shall have become effective; and

(c)          the Company shall have paid all reasonable and documented fees, costs and expenses incurred by the Noteholders in connection with this Agreement and any transactions contemplated hereby, including any and all outstanding professional fees and expenses of FTI and Morgan Lewis, as set forth in statements delivered to the Company at least one day prior to the Effective Date.

5.	Information.

5.1.	Information.

Prior to the Termination Date, the Company shall deliver to each Noteholder and FTI Consulting, Inc.:

(a)          on or before March 4, 2016, and every other Thursday thereafter, a 13-week rolling cash flow statement, which cash flow statements delivered after the Effective Date shall describe in reasonable detail any variances from the cash flow statement required to be delivered on the preceding Thursday,

(b)          on or before March 4, 2016, the Company’s 2016 business plan model (as approved by the Company’s board of directors), it being understood that such business plan model need not be in the form of a narrative so long as all the assumptions used in the preparation thereof are identified in reasonable detail,

(c)          on or before March 4, 2016, a detailed analysis of outstanding accounts payable that have resulted in, or to the best knowledge of the Company, are reasonably likely to result in, Liens on any Oil and Gas Properties of the Company and any of its Subsidiaries in each case securing an amount in excess of $500,000 (a “Material Lien”), such analysis to be in form and detail reasonably satisfactory to FTI Consulting, Inc.,

(d)          promptly but, in any event, within two Business Days after the Company, the Parent Guarantors or any Subsidiary has knowledge thereof, written notice of any notice of a Material Lien, or other correspondence threatening the filing of any Material Lien, and

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(e)          simultaneously with the delivery to any of the lenders under the Credit Agreement, copies of any and all financial reports or other materials delivered pursuant to the terms of the Credit Agreement Limited Waiver Agreement.

5.2.	Periodic Management Calls.

The Company shall, and shall cause its legal, financial and other professional advisors to, participate in periodic update telephone conferences with the Noteholders and their professional advisors, at the reasonable request of counsel to the Noteholders, during which the Company and its professional advisors shall report on the Company’s operations and financial results.

6.	representations and WARRANTIES.

To induce the Noteholders to enter into this Agreement, the Company warrants and represents to each Noteholder, as of the date hereof and, if it shall occur, as of the Effective Date, as follows (it being agreed, however, that nothing in this Section 6 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Master Note Purchase Agreement or the Supplements, and that all of such other warranties and representations, as well as the warranties and representations in this Section 6, shall survive the effectiveness hereof; all of the representations and warranties set forth in this Section 6 shall be deemed to be representations and warranties referred to in Section 11(e) of the Master Note Purchase Agreement):

6.1.	No Defaults.

No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the effectiveness of the Amendments and Waivers, would constitute a Default or an Event of Default.

6.2.	Due Authorization; Obligations are Enforceable.

(a)          Each of the execution and delivery of this Agreement by the Company and the performance by the Company of all of its obligations hereunder:

(i)          is within the corporate powers of the Company; and

(ii)         is legal and does not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any property of the Company or any of its Subsidiaries under the provisions of, any agreement, charter instrument, bylaw or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property may be bound.

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(b)          This Agreement has been duly authorized by all necessary action on the part of the Company and has been executed and delivered by one or more duly authorized officers of the Company. This Agreement constitutes, and, after giving effect to the Amendments and Waivers, each of the other Ultra Resources Financing Agreements (other than the Parent Guaranty) will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and, after giving effect to the Amendments and Waivers, the Parent Guaranty will constitute a legal, valid and binding obligation of the Parent Guarantors, enforceable in accordance with its terms.

6.3.	Compliance with Laws; Other Instruments; Etc.

The execution and delivery by the Company of this Agreement, the performance by the Company of this Agreement and, after giving effect to the Amendments and Waivers, each of the other Ultra Resources Financing Agreements (other than the Parent Guaranty), and, after giving effect to the Amendments and Waivers, the performance by the Parent Guarantors of the Parent Guaranty, will not (a) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or the Parent Guarantors, as the case may be, or (b) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or the Parent Guarantors, as the case may be.

6.4.	Governmental Consent.

Neither the Company nor the nature of any of its respective businesses or properties is such so as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority as a condition to the execution and delivery of this Agreement.

6.5.	No Fees.

(a)          None of the Ultra Entities has paid (or has promised to pay) any amendment fee or any other direct or indirect compensation to any party to the Credit Agreement (or any Affiliate of any such party) in connection with the Credit Agreement Limited Waiver Agreement except as provided for therein.

(b)          None of the Ultra Entities has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to the trustee(s) for, or any holder of, the Holdco Bonds (or any Affiliate of any such holder) for any concession, amendment, restructuring or exchange in respect of the Holdco Bonds.

6.6.	No Guaranties or Credit Support.

(a)          No Ultra Entity has provided a Guaranty, collateral or other credit support in respect of the Indebtedness outstanding under the Credit Agreement, except for the unsecured Guaranty of such Indebtedness by the Parent Guarantors.

(b)          No Ultra Entity has provided a Guaranty, collateral or other credit support in respect of the Holdco Bonds, except for the unsecured obligations of Parent as issuer of the Holdco Bonds.

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6.7.	Payments on Credit Agreement Debt and Holdco Bonds.

(a)          The aggregate principal amount of the Indebtedness outstanding under the Credit Agreement is $999,000,000. No interest has been prepaid in respect of such Indebtedness and no interest payment in respect thereof has been made subsequent to February 29, 2016. No Ultra Entity owns, directly or indirectly, any such Indebtedness.

(b)          The aggregate outstanding principal amount of the Holdco Bonds is $1,300,000,000. No interest has been prepaid in respect of the Holdco Bonds and the last interest payment in respect of the Holdco Bonds (i) maturing in 2018 was made on or about December 15, 2015 and (ii) maturing in 2024 was made on or about October 1, 2015. No Ultra Entity owns, directly or indirectly, any Holdco Bonds.

6.8.	Bank Account.

The name and address of the bank at which the Bank Account is located, and the amount on deposit therein as of the Effective Date, are set forth in a letter to Morgan, Lewis & Bockius, LLP and FTI Consulting, Inc. dated as of the date hereof; such amount constitutes substantially all of the cash held by the Company and its Subsidiaries as of such date.

7.	EXPENSES.

(a)          The Company hereby agrees to pay (i) upon receipt, and in any event no later than 2 Business Days after receipt of an invoice therefor as set forth in the FTI Fee Agreement (which shall occur as frequently as on a weekly basis), the reasonable and documented fees and disbursements of FTI Consulting, Inc., as financial advisor to the Noteholders, incurred in connection with the negotiation, execution and delivery of this Agreement, any amendments to the Ultra Resources Financing Agreements, the restructuring of the Notes, and any documents related to any of the foregoing and (ii) notwithstanding anything to the contrary in the Fee Agreement, within 2 Business Days after delivery of an invoice therefor (which shall occur as frequently as on a weekly basis), the reasonable and documented fees and disbursements of Morgan, Lewis & Bockius LLP, special U.S. counsel to the Noteholders, incurred in connection with the negotiation, execution and delivery of this Agreement, any amendments to the Ultra Resources Financing Agreements, the restructuring of the Notes, and any documents related to any of the foregoing.

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8.	RELEASE.

In order to induce the Noteholders to enter into this Agreement, each of the Company and the Parent Guarantors, on behalf of themselves and their respective Related Parties (collectively, the “Releasing Parties”), acknowledges and agrees that: (a) none of the Releasing Parties has any claim or cause of action against any of the Noteholders or any of their respective Related Parties (collectively, the “Released Parties”) relating to or arising out of any Ultra Resources Financing Agreement or any agreement entered into in connection therewith; (b) to the actual (and not constructive or imputed) knowledge of any officer of either Parent Guarantors or the Company, none of the Releasing Parties has any offset right, counterclaim or defense of any kind against any of their respective obligations, Indebtedness or liabilities to any of the Noteholders; and (c) each of the Noteholders has heretofore properly performed and satisfied in a timely manner all of its obligations to the Company and its Subsidiaries under the Ultra Resources Financing Agreements to which it is a party. Each of the Parent Guarantors and the Company wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Noteholders’ rights, interests, contracts, or remedies under the Ultra Resources Financing Agreements, whether known or unknown, as applicable. Therefore, each of the Company and the Parent Guarantors, on behalf of the Releasing Parties, unconditionally releases, waives and forever discharges (x) any and all liabilities, obligations, duties, promises or Indebtedness of any kind of the Noteholders to the Releasing Parties, except the obligations to be performed by any of them on or after the date hereof as expressly stated in the Ultra Resources Financing Agreements, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Releasing Parties might otherwise have against any of the Released Parties, in each case under clause (x) or clause (y), (A) whether known or unknown, on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, Indebtedness, claim, cause of action, defense, circumstance or matter of any kind, (B) other than any such liabilities, obligations, claims, causes of action or suits resulting from the gross negligence or willful misconduct of any Noteholder, as determined by a court of competent jurisdiction in a final non-appealable judgment and (C) relating to or arising out of the Ultra Resources Financing Agreements or any agreement entered into in connection therewith. The Released Parties shall not be liable with respect to, and each of the Parent Guarantors and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages relating to the Ultra Resources Financing Agreements or arising out of activities in connection herewith or therewith (whether before, on or after the date hereof).

9.	MISCELLANEOUS.

9.1.	Part of Ultra Resources Financing Agreements, Future References, etc.

This Agreement shall be construed in connection with and as a part of the Ultra Resources Financing Agreements. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Ultra Resources Financing Agreements without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

9.2.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York excluding choice of law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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9.3.	Duplicate Originals, Execution in Counterpart.

Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts, and each set of counterparts that, collectively, show execution by the Company and each Noteholder shall constitute one duplicate original. Delivery of an electronic copy of this Agreement executed by any party hereto by email in .PDF format shall be as effective as delivery of an originally executed counterpart hereof.

9.4.	Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the Company and the Noteholders and their respective successors and assigns.

9.5.	Amendments Hereto.

(a)          Subject to Sections 9.5(b) and 9.5(c), this Agreement may only be amended with the written consent of the Company and the Required Holders except that (i) an amendment that would extend the Termination Date beyond April 30, 2016 (A) shall require the written consent of the Company and the holders of at least 85% in principal amount of the Notes and (B) except as provided in the following clause (ii), shall not extend the Termination Date beyond May 27, 2016 (it being understood that there may be successive extensions so long as the last such extension terminates no later than May 27, 2016) and (ii) an amendment that would extend the Termination Date beyond May 27, 2016 to a date no later than June 29, 2016 (it being understood that there may be successive extensions so long as the last such extension terminates no later than June 29, 2016) shall require (A) the written consent of the Company and the holders of at least 85% in principal amount of the Notes and (B) written confirmation from the Parent, attaching relevant supporting documents, demonstrating that the Parent has commenced either an exchange offer for the Holdco Bonds or a court-supervised proceeding with respect to the Parent. For the avoidance of doubt, the consent of each Noteholder affected thereby would be required for any extension of the Termination Date beyond June 29, 2016.

(b)          No amendment to this Agreement may, directly or indirectly, (i) amend any provision of any Ultra Resources Financing Agreement (other than this Agreement) which is not, as of the date of this Agreement, proposed to be amended by this Agreement or (ii) amend any provision of any Ultra Resources Financing Agreement (other than this Agreement) to make it less restrictive on any Ultra Entity, or less favorable to any Noteholder, than such provision as in effect immediately prior to the date hereof, in each case without the Noteholder consent required by Section 17 of the Master Note Purchase Agreement and the applicable provisions of any Supplement. For the avoidance of doubt, (A) no amendment to any of the Sections referred to in Sections 17.1(a) or (b) of the Master Note Purchase Agreement, and no amendment to the types of provisions referred to in Sections 17.1(x) and (y) of the Master Note Purchase Agreement, may be effected without the consents referred to therein, except, in each case, as provided in Sections 2.1 and 9.5(a) of this Agreement and (B) the rights provided for in Sections 10.1(c) and 13 of the Second Supplement and the Third Supplement shall remain in full force and effect, except, in each case, as provided for in Section 2.2(a) of this Agreement.

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(c)          This Section 9.5 may not be amended without the consent of all Noteholders.

[Remainder of page intentionally left blank; next page is signature page.]

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If this Agreement is satisfactory to each of you, please so indicate by signing the applicable acceptance on a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding among the Company and each of you in accordance with its terms.

Very truly yours,

ULTRA RESOURCES, INC.

By:	/s/ Michael D. Watford
Name:	Michael D. Watford
Title:	President and CEO

Ratification and release

Each of Ultra Petroleum Corp. a Yukon Territory of Canada corporation (“Ultra”), and UP Energy Corporation, a Nevada corporation (“UP”), hereby acknowledge and reaffirm in all respects all of their respective obligations under the Parent Guaranty and confirm that the Parent Guaranty shall continue in full force and effect after giving effect to the Amendments and Waivers and the other provisions of the foregoing Agreement.

Ultra and UP hereby agree to the provisions of Section 8 of the foregoing Agreement and further agree that the provisions of Section 9 shall apply to them and this Ratification and Release, mutatis mutandis.

Capitalized terms used in this Ratification and Release shall have the respective meanings ascribed thereto in the foregoing Agreement.

ULTRA PETROLEUM CORP.

By:	/s/ Michael D. Watford
Name:	Michael D. Watford
Title:	Chairman, President and CEO

UP ENERGY CORPORATION

By:	/s/ Michael D. Watford
Name:	Michael D. Watford
Title:	President

[Signature Page to Waiver and Amendment to Master Note Purchase Agreement, Notes and Supplements]

Accepted and agreed to as of the date hereof.

[Signature Page to Waiver and Amendment to Master Note Purchase Agreement, Notes and Supplements]

ANNEX 1

NOTEHOLDERS AND PRINCIPAL AMOUNTS

Annex 1-1